Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOMX INC.

BiomX Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be further amended by amending the first sentence of Article FIFTH thereof as follows:

FIFTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 751,000,000, of which 750,000,000 shares shall be common stock, par value $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (“Preferred Stock”).

SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 9th day of July 2024.

BIOMX INC.
By:	/s/ Jonathan Solomon
Jonathan Solomon
Chief Executive Officer